STAAR Surgical Reports Continued Momentum During Third Quarter

~Total Sales of $17.1 Million Increased 8% from Q3 2012 / 14% Increase in Constant Currency~

~Visian® ICL™ Sales Grew 18%; Visian ICL with CentraFLOW™ Technology Driving Growth~

Revised Revenue Growth Metric of 13% to 14% is at Upper End of Range

GAAP Net Income of $0.01 per share; Non-GAAP Net Income of $0.04 per share

Cash Position Increases to $23.4 Million

MONROVIA, CA, October 30, 2013 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported revenue for the third quarter ended September 27, 2013 of $17.1 million, which represented 8% growth compared to $15.9 million reported for the third quarter of 2012. The results included sales of $10.7 million of the Company’s Visian ICL product portfolio and $5.3 million of its IOL products. Low margin Other Product sales increased to $1.1 million, a 51% increase over the prior year and 73% in constant currency. The effect of foreign currency exchange during the third quarter versus the same quarter in the prior year reduced total sales by $1.0 million. On a constant currency basis, revenues grew 14% during the third quarter of 2013 compared to the third quarter of 2012.

“Visian ICL sales continued to show strong growth during the quarter while LASIK continues to be under downward pressure,” said Barry Caldwell, President and CEO. “ICLs with CentraFLOW technology continue to be the key growth driver for us in markets where it is available. Key markets with CentraFLOW like Europe and the Middle East grew 42% and 39% respectively. In Europe, Spain grew 23% year over year, reflecting the first quarter with a true direct to direct distribution model comparison. We are still in the early days of adoption of the technology in Korea, India and Argentina. Approximately 33,000 Visian ICLs with CentraFLOW have been successfully implanted since the introduction of the technology. The CentraFLOW technology makes the procedure more convenient and cost effective for both the surgeon and the patient. As a result of the momentum generated in the marketplace by our rapid cadence of new product developments, the Visian ICL continues to gain market share in the global refractive surgical market.

“The recent ESCRS meeting in Amsterdam was an exceptionally successful and productive event for STAAR. During the week there were 111 presentations on our Visian ICL technology, with the Visian ICL Experts Meeting prior to ESCRS drawing 160 surgeons for the two day symposium. Throughout the week, we maintained a strong presence, with the largest and most active booth in the Company’s history and an evening ICL Symposium on the Visian ICL technology that drew over 200 attendees. We also introduced the Visian ICL Preloaded System, which includes an enhanced optic design with the CentraFLOW technology,” added Caldwell. “This technology is designed to reduce the procedure time, increase the useful optical zone for patients with larger pupils, as well as make the delivery of the ICL even more consistent. We expect to gain CE Mark approval in Q4 and begin a full launch of commercialization during the first quarter of next year. As we continue the rapid cadence of new products utilizing our ICL platform, the focus within our Research and Development group turns to the V6 ICL. This product will both expand into a new market segment of presbyopia correction as well as make the ICL more competitive to LASIK in the myopic age group nearing their 40’s.”

Gross profit margin for the quarter was 70.5% compared to 70.4 % in the third quarter of 2012. The manufacturing of the preloaded silicone IOL in the U.S. now has a higher cost structure in Japan due to the weaker value of the yen as compared to 2012 which negatively impacts gross margin dollars. Increased IOL injector sales sold at low margins to the Company’s KS-IOL lens supplier negatively impacted gross margin as well. Combined these two factors negatively impacted gross margin percent for the quarter by 270 basis points. Without the impact of these factors, gross margins would have been 73.2%. As long as the value of the yen compared to the dollar is weak, the Company’s gross margin expansion will continue to be negatively impacted.

Operating expenses for the third quarter of 2013 were $11.9 million, up 5% from the $11.3 million prior year period reflecting $490,000 in charges associated with the Company’s manufacturing consolidation project. General and Administrative expenses in the third quarter were $4.1 million, a 20% increase over the third quarter of 2012. This increase was due mainly to an increased accrual as compared to Q3 2012 for the performance based employee bonus plan and incremental cost associated with the expanded facility in Monrovia. These costs totaled approximately $560,000 additional expense compared to the third quarter of 2012. Sales and Marketing expenses were $5.5 million, essentially flat to the same quarter in the prior year. The costs of increased headcount were offset by decreased trade show expenses due to the timing of the ESCRS meeting which fell in the fourth quarter this year as compared to in the third quarter of 2012. Research and Development expenses were $1.7 million, a 6% increase over Q3 2012 of $1.6 million. This increase was driven by investments in R&D related new product development and increased regulatory cost associated with key product approvals. The cost of the manufacturing consolidation project which is recorded as Other Expense was $238,000 lower than the third quarter of 2012. The effect of foreign currency exchange on overall operating expenses provided a positive impact of $624,000.

“During the quarter we began to see the first tax advantages from the manufacturing consolidation project as the Company recorded an income tax benefit of $433,000,” added Steve Brown, Chief Financial Officer. “Since we are no longer manufacturing in Japan we are able to release the valuation allowance against its tax assets.” Income taxes provided an overall net benefit of $25,000 during the third quarter of 2013 compared to a $219,000 tax provision during the third quarter of 2012. Excluding the tax benefit from the Japan restructuring the effective tax rate for the quarter was approximately 82%.

GAAP net income for the third quarter of 2013 was $525,000, or $0.01 on a per diluted share basis, compared with net loss of $90,000, or $0.00 on a per diluted share basis, in the third quarter of 2012. Adjusted net income (excluding manufacturing consolidation expenses, Spain distribution transition costs, gain (loss) on foreign currency transactions, fair value adjustment of warrants, and stock-based compensation expense) for the quarter ended September 27, 2013 was $1.7 million or $0.04 per diluted share versus adjusted net income for the year ago quarter of $1.7 million or $0.05 per diluted share. The reconciliation between GAAP and non-GAAP financial matters is provided with financial tables included with this release.

Cash and cash equivalents on September 27, 2013 reached a record high of $23.4 million, compared to $19.7 million at the end of the second quarter of 2013 and $21.7 million at the end of fiscal 2012. Cash generation from operations during the quarter was $3.1 million, which includes the use of $0.5 million for the manufacturing consolidation project. The Company also used $1.0 million for the purchase of property and equipment and generated $1.8 million in proceeds from stock option exercises.

Recent Visian Implantable Collamer® Lens (ICL) Highlights

•	ICL sales represented 62.7% of total sales, compared to 57.4% of sales in Q3 2012. The overall percent was positively impacted by the decline in U.S. dollars of IOL revenue.

•	ICL sales increased 18% to $10.7 million from $9.1 million in Q3 2012 reflecting a 15% increase in unit sales and a 2% increase in price.

•	In the over 60 markets where the Toric ICL (TICL) is available it represented 49% of the total ICL revenue and 40% of the units. TICL sales grew 26% during the quarter globally while the ICL grew 12%.

•	ICL revenue and unit growth in 10 of the 11 key markets identified at the beginning of the year while LASIK continues to be under downward pressure globally.

•	Key regulatory approval of CentraFLOW technology was received in India during the quarter.

Regional ICL Updates

Europe, Middle East, Africa (EMEA)

•	Visian ICL revenues grew by 40% while units increased 30% and price increased 8% driven by the premium on the CentraFLOW technology and 35% unit growth in TICL.

•	Europe increased 42% in revenue due to gains from the CentraFLOW technology, and new sales personnel hired in 2012.

•	Spain grew 23%. This was the first quarter with a true direct to direct distribution model comparison, as the Company transitioned from a distributor sales model at the end of second quarter 2012. Unit volume in Spain grew by 18% during the quarter.

•	Strong growth was also generated in Germany +154%, France +81%, and Italy +53%.

•	The Middle East, where the Visian ICL with CentraFLOW was introduced earlier this year, grew 39% in revenues.

•	Latin America grew 30% in revenue. Approval of the ICL with CentraFLOW in Argentina allowed the first orders to be placed late in the quarter.

Asia Pacific (APAC)

•	APAC grew 10% in revenue while units increased 10% and price was flat.

•	China ICL revenues increased 22% while units increased 19%. The Company believes that the impact on Visian ICL sales by the negative press on LASIK one year ago may now be subsiding.

•	Korea grew 13% as the distributor prepared for the first sales of the Visian ICL with CentraFLOW technology which was approved in late June with the official launch at the end of July.

•	ICL sales in Japan declined 5% in yen during the quarter. According to key customers the market is seeing significant declines in LASIK procedures.

•	India grew 18% in revenue, with very little impact by the approval of Visian ICL CentraFLOW since it was late in the quarter.

North America (NA)

•	NA increased revenues by 9% while units increased 10% with a 1% decline in unit price.

•	Sales in the U.S. grew 7% while units grew 9% in a market with continuing evidence that LASIK procedures are declining or flat at best.

Recent Intraocular Lens (IOL) Highlights

•	Third quarter IOL sales were $5.3 million, a 12% decrease from $6 million during the third quarter of 2012. The negative impact of foreign exchange was $809,000. Without the impact of foreign exchange, global IOL revenue would have increased 1% year over year.

•	IOL gross margin declined from 60% in the third quarter of 2012 to 54% in the current quarter. This was driven primarily by the negative impact of foreign exchange rates on revenues from Japan and China. IOLs represented 31% of total sales in the third quarter of 2013, compared to 38% of total sales in the same period of the prior year.

•	The Company ended the quarter with approximately $800,000 in backorders from European customers due to the lack of supply from a third party vendor.

•	IOL sales in Japan represented 52% of global IOL revenues. In U.S. dollars, this reflects a decrease of 11% compared to the prior year and a 15% increase in constant currency. During the quarter there was a 6% increase in units as compared to the third quarter of 2012.

•	Shipments to China were again halted for KS-IOLs which resulted in a 60% reduction in sales or $500,000 less than Q3 2012. China represented only 6% of total IOL sales during the quarter compared to 14% of the total in Q3 2012.

•	IOL sales in European region increased by 52% despite the continued backorders while sales in the U.S. declined by 11%.

•	KS-IOL line continues to generate strong demand though the Company’s supply of the lenses from a third party vendor remained below expectations during the quarter. The Company expects to receive increased units during the fourth quarter as well as in 2014.

Project Comet Update

During the quarter the Company continued to make progress toward completing the manufacturing consolidation project by mid-2014. At the end of the second quarter the Company had approximately 7,500 ICLs in finished goods inventory. At the end of the third quarter the Company has approximately 11,400 ICLs in inventory held in both Europe and the U.S. This represents a 50% increase of ICLs in finished goods inventory during the quarter while shipping 15% more units from stock compared to the third quarter of 2012. This inventory build is consistent with management’s plan to assure adequate supply and quality of product throughout this consolidation project. Manufacturing yields of the ICL in the U.S. continue to increase.

Nine Month YTD Results

For the nine month period ended September 27, 2013, sales increased to $53.3 million versus $47.3 million during the first nine months of 2012, a 13% increase in U.S. dollars and 18% increase in constant currency. Gross profit increased by 13% as gross margin percentage reached 70.1%. Gross margin percentage was negatively impacted by the value of the yen and increased injector sales by 260 basis points. The nine month gross margin would have been 72.7% if not for these two factors. Operating expenses increased $2.3 million or 6.9% and were positively impacted by the effect of currency exchange by $1,447,000. Key investment spending included of $2.0 million for the manufacturing consolidation project during the nine month period, approximately $731,000 for the facility improvements in the expanded U.S. facility and $442,000 for the transition to a direct distribution model in Spain. Income taxes increased $109,000 and the new medical device tax was $149,000. Net Income on a GAAP basis was $1.3 million or $0.03 per diluted share as compared to a loss of $0.3 million or $0.01 per diluted share during the first nine months of 2012. The non-GAAP adjusted net income increased to $6.7 million or $0.17 per diluted share basis compared to $4.3 million or $0.12 per diluted share basis during the first nine months of 2012. For the first nine months of 2013, the Company generated $3.4 million in cash from operating activities, compared with $3.7 million during the first nine months of 2012.

Conference Call

STAAR will host a conference call and video webcast today at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss third quarter results and recent corporate developments. The dial-in number for the conference call is 866-202-0886 for domestic participants and 617-213-8841 for international participants, both using the passcode 83227474. The Company will also be using slides to illustrate its third quarter results and operational progress. The slides and live webcast of the call can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days. This replay can be accessed by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, both using passcode 25998756. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance.

The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars. When preparing its financial statements in conformance with GAAP, the Company translates foreign currency sales and expenses denominated in Japanese yen to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

“Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, Spain distribution transition expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, and stock-based compensation expenses.

We believe that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of our business performance: our ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which we have control.

We have excluded manufacturing consolidation and Spain distribution transition expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance. Expenses associated with the Company’s plans to consolidate its manufacturing operations to the U.S. are largely expected to be completed by the middle of 2014 and the Spain distribution transition expenses were completed at the end of the first quarter of 2013.

We have excluded gains and losses on foreign currency transactions and the fair value adjustment of warrants because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. In calculating Adjusted Net Income STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income and how it differs from Net Income calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." Over 375,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at www.staar.com.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash, effective tax rate or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; statements regarding new products, including but not limited to, expectations for success of new products in the U.S. or international markets or government approval of new products; future economic conditions or size of market opportunities; expected IOL backorder position; expected costs of Monrovia facility expansion; expected costs and savings from business consolidation plans and the timetable for those plans; statements of belief, including as to achieving 2013 growth plans or metrics; expected regulatory activities and approvals, product launches, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Annual Report on Form 10-K for the year ended December 28, 2012, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog as we prepare for our manufacturing facility consolidation; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new products, or to require additional actions before approval; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive procedure market, and a general decline in the demand for refractive surgery particularly in the U.S. and the Asia Pacific region, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Doug Sherk, 415-652-9100	Janine McCargo
	Leigh Salvo, 415-568-9348	646-688-0425

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	September 27,	December 28,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$23,351	$21,675
Accounts receivable trade, net	9,467	8,543
Inventories, net	11,880	11,673
Prepaids, deposits, and other current assets	2,703	2,183
Deferred income taxes	483	—
Total current assets	47,884	44,074
Property, plant, and equipment, net	6,512	5,439
Intangible assets, net	1,567	2,142
Goodwill	1,786	1,786
Deferred income taxes	732	187
Other assets	1,056	1,131
Total assets	$59,537	$54,759

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$5,050	$5,850
Accounts payable	4,536	5,129
Deferred income taxes	439	439
Obligations under capital leases	393	829
Other current liabilities	6,052	5,702
Total current liabilities	16,470	17,949
Obligations under capital leases	211	488
Deferred income taxes	1,690	885
Asset retirement obligations	374	707
Pension liability	2,971	2,988
Total liabilities	21,716	23,017

Stockholders' equity:
Common stock	370	364
Additional paid-in capital	168,056	162,251
Accumulated other comprehensive income	574	1,580
Accumulated deficit	(131,179)	(132,453)
Total stockholders' equity	37,821	31,742
Total liabilities and stockholders' equity	$59,537	$54,759

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended						Nine Months Ended
	% of	September 27,	% of	September 28,	Fav (Unfav)		% of	September 27,	% of	September 28,	Fav (Unfav)
	Sales	2013	Sales	2012	Amount	%	Sales	2013	Sales	2012	Amount	%

Net sales	100.0%	$17,106	100.0%	$15,866	$1,240	7.8%	100.0%	$53,271	100.0%	$47,316	$5,955	12.6%

Cost of sales	29.5%	5,047	29.6%	4,690	(357)	-7.6%	29.9%	15,939	30.0%	14,194	(1,745)	-12.3%

Gross profit	70.5%	12,059	70.4%	11,176	883	7.9%	70.1%	37,332	70.0%	33,122	4,210	12.7%

Selling, general and administrative expenses:
General and administrative	24.2%	4,140	21.7%	3,450	(690)	-20.0%	22.5%	12,021	23.1%	10,942	(1,079)	-9.9%
Marketing and selling	32.3%	5,527	34.7%	5,507	(20)	-0.4%	30.9%	16,471	32.8%	15,536	(935)	-6.0%
Research and development	9.8%	1,684	10.0%	1,582	(102)	-6.4%	8.9%	4,736	9.8%	4,640	(96)	-2.1%
Medical device tax	0.3%	45	0.0%	-	(45)	-100.0%	0.3%	149	0.0%	-	(149)	-100.0%
Selling, general, and administrative expenses	66.6%	11,396	66.4%	10,539	(857)	-8.1%	62.6%	33,377	65.7%	31,118	(2,259)	-7.3%
Other general and administrative expenses	2.9%	490	4.6%	728	238	32.7%	3.8%	2,004	4.2%	1,980	(24)	-1.2%

Total selling, general and administrative expenses	69.5%	11,886	71.0%	11,267	(619)	-5.5%	66.4%	35,381	69.9%	33,098	(2,283)	-6.9%

Operating income (loss)	1.0%	173	-0.6%	(91)	264	—	3.7%	1,951	0.1%	24	1,927	8029.2%

Other income (expense):
Interest income	0.1%	9	0.0%	7	2	28.6%	0.0%	23	0.0%	14	9	64.3%
Interest expense	-0.2%	(38)	-0.4%	(65)	27	41.5%	-0.3%	(134)	-0.5%	(227)	93	41.0%
Gain (loss) on foreign currency transactions	1.3%	226	1.2%	191	35	18.3%	-0.1%	(38)	0.0%	9	(47)	—
Other income, net	0.8%	130	0.5%	87	43	49.4%	0.7%	360	1.3%	610	(250)	-41.0%
Total other income, net	1.9%	327	1.4%	220	107	48.6%	0.3%	211	0.8%	406	(195)	-48.0%

Income before provision (benefit) for income taxes	2.9%	500	0.8%	129	371	287.6%	4.0%	2,162	0.9%	430	1,732	402.8%

Provision (benefit) for income taxes	-0.1%	(25)	1.4%	219	244	—	1.7%	888	1.6%	779	(109)	-14.0%

Net income (loss)	3.0%	$525	-0.6%	$(90)	$615	—	2.3%	$1,274	-0.7%	$(349)	$1,623	—

Net income (loss) per share - basic		$0.01		$(0.00)				$0.03		$(0.01)
Net income (loss) per share - diluted		$0.01		$(0.00)				$0.03		$(0.01)

Weighted average shares outstanding - basic		36,750		36,292				36,552		36,206
Weighted average shares outstanding - diluted		39,284		36,292				38,482		36,206

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited
	Nine Months Ended
	September 27,	September 28,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$1,274	$(349)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	1,325	989
Amortization of intangibles	334	525
Deferred income taxes	(220)	114
Fair value adjustment of warrant	(27)	(217)
Loss on disposal of property and equipment	172	47
Stock-based compensation expense	2,924	2,317
Change in net pension liability	124	187
Accretion of asset retirement obligation	9	-
Other	157	40
Changes in working capital:
Accounts receivable	(1,423)	910
Inventories	(707)	(734)
Prepaids, deposits and other current assets	(614)	85
Accounts payable	(389)	(444)
Other current liabilities	489	236
Net cash provided by operating activities	3,428	3,706

Cash flows from investing activities:
Acquisition of property and equipment	(2,984)	(1,161)
Release of restricted cash	-	129
Net cash used in investing activities	(2,984)	(1,032)

Cash flows from financing activities:
Repayment of capital lease obligations	(675)	(619)
Proceeds from exercise of stock options	2,723	1,102
Net cash provided by financing activities	2,048	483

Effect of exchange rate changes on cash and cash equivalents	(816)	14

Increase in cash and cash equivalents	1,676	3,171
Cash and cash equivalents, at beginning of the period	21,675	16,582
Cash and cash equivalents, at end of the period	$23,351	$19,753

STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended					Nine Months Ended
		September 27,		September 28,	% Change		September 27,		September 28,	% Change
Geographic Sales		2013		2012	Fav (Unfav)		2013		2012	Fav (Unfav)
United States	17.5%	$2,993	19.1%	$3,038	-1.5%	17.6%	$9,388	19.9%	$9,428	-0.4%

Japan	23.6%	4,040	26.7%	4,237	-4.6%	25.2%	13,427	25.8%	12,187	10.2%
China	13.3%	2,275	15.4%	2,444	-6.9%	12.3%	6,575	14.1%	6,691	-1.7%
Korea	11.6%	1,982	11.1%	1,755	12.9%	11.0%	5,851	11.4%	5,379	8.8%
Spain	5.9%	1,012	5.1%	808	25.2%	6.5%	3,466	3.9%	1,850	87.4%
Other	28.1%	4,804	22.6%	3,584	34.0%	27.3%	14,564	24.9%	11,781	23.6%
Total International Sales	82.5%	14,113	80.9%	12,828	10.0%	82.4%	43,883	80.1%	37,888	15.8%

Total Sales	100.0%	$17,106	100.0%	$15,866	7.8%	100.0%	$53,271	100.0%	$47,316	12.6%

Product Sales
Core products
ICLs	62.7%	$10,725	57.4%	$9,111	17.7%	61.2%	$32,616	55.6%	$26,321	23.9%
IOLs	31.1%	5,322	38.1%	6,052	-12.1%	32.9%	17,533	40.5%	19,185	-8.6%
Total core products	93.8%	16,047	95.6%	15,163	5.8%	94.1%	50,149	96.2%	45,506	10.2%
Non-core products
Other	6.2%	1,059	4.4%	703	50.6%	5.9%	3,122	3.8%	1,810	72.5%
Total Sales	100.0%	$17,106	100.0%	$15,866	7.8%	100.0%	$53,271	100.0%	$47,316	12.6%

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
(in 000's)
Unaudited	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2013	2012	2013	2012
Net income (loss) - (as reported)	$525	$(90)	$1,274	$(349)
Less:
Manufacturing consolidation expenses	490	728	2,004	$1,980
Spain distribution transition cost	-	397	442	$569
Foreign currency impact	(226)	(191)	38	$(9)
Fair value adjustment of warrants	-	(10)	(27)	$(217)
Stock-based compensation expense	905	838	2,924	$2,317
Net income - (adjusted)	$1,694	$1,672	$6,655	$4,291

Net income (loss) per share, basic - (as reported)	$0.01	$(0.00)	$0.03	$(0.01)
Manufacturing consolidation expenses	$0.01	$0.02	$0.05	$0.05
Spain distribution transition cost	$-	$0.01	$0.01	$0.02
Foreign currency impact	$(0.01)	$(0.01)	$0.00	$(0.00)
Fair value adjustment of warrants	$-	$(0.00)	$(0.00)	$(0.01)
Stock-based compensation expense	$0.02	$0.02	$0.08	$0.06
Net income per share, basic - (adjusted)	$0.05	$0.05	$0.18	$0.12

Net income (loss) per share, diluted - (as reported)	$0.01	$(0.00)	$0.03	$(0.01)
Manufacturing consolidation expenses	$0.01	$0.02	$0.05	$0.05
Spain distribution transition cost	$-	$0.01	$0.01	$0.02
Foreign currency impact	$(0.01)	$(0.01)	$0.00	$(0.00)
Fair value adjustment of warrants	$-	$(0.00)	$(0.00)	$(0.01)
Stock-based compensation expense	$0.02	$0.02	$0.08	$0.06
Net income per share, diluted - (adjusted)	$0.04	$0.05	$0.17	$0.12

Weighted average shares outstanding - Basic	36,750	36,292	36,552	36,206
Weighted average shares outstanding - Diluted	39,284	36,292	38,482	36,206

Note: Net income per share (adjusted), basic and diluted, may not add up due to rounding

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended
	GAAP Sales
	September 27,	Effect of	Constant	September 28,	As Reported		Constant Currency
	2013	Currency	Currency	2012	$ Change	% Change	$ Change	% Change
ICL	$10,725	$37	$10,762	$9,111	$1,614	18%	$1,651	18%
IOL	5,322	809	6,131	6,052	(730)	-12%	79	1%
Other	1,059	155	1,214	703	356	51%	511	73%
Total Sales	$17,106	$1,001	$18,107	$15,866	$1,240	8%	$2,241	14%

	Nine Months Ended
	GAAP Sales
	September 27,	Effect of	Constant	September 28,	As Reported		Constant Currency
	2013	Currency	Currency	2012	$ Change	% Change	$ Change	% Change
ICL	$32,616	$110	$32,726	$26,321	$6,295	24%	$6,405	24%
IOL	17,533	2,249	19,782	19,185	(1,652)	-9%	597	3%
Other	3,122	364	3,486	1,810	1,312	72%	1,676	93%
Total Sales	$53,271	$2,723	$55,994	$47,316	$5,955	13%	$8,678	18%